Athena Silver Corporation Announces Appointment Of Industry Veteran To Its Board Of Directors

FOR IMMEDIATE RELEASE                                                                  August 9, 2011

Boulder, Colorado ---   Athena Silver Corporation (OTCBB:AHNR) (“Athena” or the “Company”) announced that Mr. LeRoy Wilkes has been  elected to serve as a member of the Board of Directors of the Company effective August 1, 2011.

“We are pleased to add an industry veteran with the depth of experience of Mr. Wilkes to our Board of Directors,” said John Power, President & CEO of Athena.  “His knowledge and insight will be invaluable as we plan the development of our flagship Langtry silver project.”

Mr. Wilkes has vast experience as a professional mining engineer.  He is formerly the President of Washington Group International, Inc.’s Mining Business Unit, from which he retired in 2007. In that capacity, he oversaw mining development operations throughout the world. Washington Group International merged with URS Corp. in 2007. From 1995 to 1997, he was the Chief Operating Officer of Santa Fe Pacific Gold Corporation involved in the expansion of their Nevada operations. Santa Fe Pacific Gold Corporation merged with Newmont Mining Corp (NYSE: NEM) in 1997. From 1980 to 1986, Mr. Wilkes was Senior Vice President of Business Development for Anaconda Minerals, where he was involved in such projects as Greens Creek, Alaska, Stillwater, Montana and Las Pelambres in Chile.

Mr. Wilkes is retired, and also serves as a Director of Quaterra Resources, Inc. (TSX: QMM) and Sabina Gold and Silver Corp. (TSX:SBB).  He holds a B.A. degree from the Montana School of Mines.

About Athena:

Athena Silver Corp. is a silver exploration company focused on the western United States.

Athena entered into a 20-year mining lease with an option to purchase the Langtry Claims on March 15, 2010. The Langtry silver resource consists of 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Our Lease/Purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the company's filings available on the SEC's website at www.sec.gov.

For more information, please visit the Company's website at: www.athenasilver.com.

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know that this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company's periodic reports filed with the Securities and Exchange Commission at www.sec.gov.

CONTACT:  John Power 707-884-3766; information@athenasilver.com